May 15, 2017

Dear Stockholder:

We are pleased to enclose the 13th regular quarterly dividend for MacKenzie Realty Capital (MRC), in the amount of $0.175 per share, an annualized rate of 7%.  In addition, we are paying a special dividend in the amount of $0.035 per share, primarily from the sale of some of our KBS REIT shares and a liquidating distribution from KBS REIT.  In total the first calendar quarter dividend is $0.21 per share, an annualized rate of 8.4%.

This dividend is being paid 100% from income generated by operations, and 0% is return of capital.  For any Shares issued pursuant to a closing during the First Calendar Quarter 2017, dividends will be pro-rated based upon the "acceptance date" for such closings. Shares issued with an effective date of February 1, 2017, will receive $0.14 per Share and shares issued with an effective date of March 1, 2017, will receive $0.07 per Share.

If you have invested through a trustee or participate in the Dividend Reinvestment Plan, a dividend statement is enclosed in lieu of a check.  The Board of MRC anticipates making future dividends, if any, on a similar schedule, within 45 days after the close of the previous fiscal quarter.

We appreciate your investment in MRC.  We are excited about the interest we have received in MRC from investors and the investment opportunities we have encountered.  We believe your confidence in us will be rewarded.

Sincerely,
MacKenzie Realty Capital, Inc.

Robert E. Dixon, President

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "continue," "remains," "intend," "aim," "towards," "should," "prospects," "could," "future," "potential," "believe," "plans," "likely," "anticipate," "position," "probable," "committed," "achieve," "rewarded," and "focused," or the negative thereof or other variations thereon or comparable terminology, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.